Exhibit 10.1

July 14, 2022

Michael Murray

Dear Michael,

It is my pleasure to offer you a position as Chief Executive Officer of Kopin Corporation (“Kopin”). I am certain your experience will greatly enhance Kopin’s capabilities.

Your base bi-weekly rate of pay will be $17,307.69 which will be paid bi-weekly in accordance with Kopin’s standard payroll practices and is equal to a gross annual salary of $450,000.

In addition, upon commencement of employment, we will grant you eight hundred thousand (800,000) restricted stock units representing eight hundred thousand (800,000) shares of Kopin’s common stock upon commencement of employment. The eight hundred thousand (800,000) restricted stock units will vest at the rate of 20% on each of the first five December 10th anniversaries occurring after December 10, 2022.You will also be eligible, based on performance, to receive one hundred and thirty-five thousand (135,000) restricted stock units in December 2022 which will be subject to similar vesting conditions as the restricted stock unit grants for other officers of Kopin which is typically at the rate of 25% on each of the first four December 10th anniversaries occurring after December 10, 2022. The grant of these restricted stock units will be made under, and pursuant to the terms of, the 2020 Equity Incentive Plan (the “Plan”) and Kopin’s standard restricted stock unit agreement, subject to formal approval by Kopin’s Compensation Committee. You must be employed with Kopin on the applicable vesting date for the restricted stock units to vest.

During your continued employment for fiscal years following 2022, you will be eligible to receive additional cash and equity annual bonuses and long-term awards, subject to formal approval by Kopin’s Compensation Committee (“Annual Award”). The form (i.e.., cash or equity) of the Annual Award and all other terms and conditions will be determined by the Compensation Committee. The actual amount of your Annual Award in any fiscal year shall be determined by the Compensation Committee based upon competitive market data at that time and your performance based on predefined performance or other metrics. For illustration purposes only, based on an analysis of the competitive market place and the Company’s current stock price the range of performance based annual awards would be in the range $375,000 to $450,000.

We are pleased to pay you a discretionary sign-on/retention bonus in the gross amount of $100,000 (“Bonus Payment”). You agree that, if you do not remain continuously employed by Kopin for a period of one (1) year from your start date, you will repay to Kopin the Bonus Payment in full, within thirty (30) calendar days following your termination from employment except in the case of a termination of your employment due to death or disability or Change in Control.

You will be eligible for Kopin’s standard benefit package and to participate in all applicable group employee benefit plans or programs offered by Kopin on the same basis as other Westborough employees, in accordance with the terms of those benefit plans or programs, as they may be amended from time to time. Current benefits for which you are eligible include one hundred and twenty (120) hours paid vacation per year which accrues pro-rata monthly, forty (40) hours of annual sick time which accrues pro-rata each pay period, 401K plan, medical, dental, vision and life insurance, as well as the established holiday schedule. Please note that paid vacation cannot be taken within the first three months of employment unless previously agreed upon. Nothing in this offer letter shall preclude Kopin or any of its affiliates from terminating or amending any employee benefit plan or program from time to time.

Kopin Corporation 125 North Drive, Westborough, MA 01581 Tel: 508.870.5959 Fax: 508.870.0660 www.Kopin.com

Kopin Confidential

In the event of your termination of employment by Kopin without Cause (defined in Appendix 1 attached to this offer letter) upon or within twelve (12) months following a Change of Control (defined in Appendix 1 attached to this offer letter), and provided you execute and do not revoke a separation agreement and general release of any and all claims against Kopin and all related parties with respect to all matters arising out of your employment by Kopin, and the termination thereof (“Release”), you will receive, in lieu of any payments under any severance plan or program for employees or executives, (i) a lump sum payment within sixty (60) days following the termination date equal to the greater of $450,000 and your annualized base salary immediately prior to your termination, (ii) any outstanding equity awards that you hold on the termination date that vest based solely on continued service and would have vested over the following twelve (12) months if not for the termination of employment will become vested, (iii) a lump sum payment within sixty (60) days following the termination date equal to the COBRA premiums that you would pay if you had elected continued health coverage under Kopin’s health plan for you and your eligible dependents for the twelve (12) months following your termination date, based on the COBRA rates in effect at the termination date and (IV) if you are terminated without Cause as a result of a Change in Control occurs within one (1) year of your commencement of employment you will not be required to repay the sign-on/retention bonus.

Effective as of the date of any termination of employment, you will resign from all Kopin-related positions, including as an officer and director of Kopin and its parents, subsidiaries and affiliates.

In the event of a change in ownership or control under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this offer letter or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments covered by this offer letter shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit. The determinations shall be made as follows:

(i) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this offer letter without causing any Payment under this offer letter to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) Payments contemplated under this offer letter shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to you. Where more than one Payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.

(iii) All determinations to be made with respect to the analysis under 280G of the Code shall be made by an independent certified public accounting firm selected by Kopin and agreed to by you immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to Kopin and to you. Any such determination by the Accounting Firm shall be binding upon Kopin and you.

All payments under this offer letter shall be made subject to applicable tax withholding, and Kopin shall withhold from any payments hereunder all federal, state and local taxes as Kopin is required to withhold pursuant to any law or governmental rule or regulation. You shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder.

This offer letter and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Kopin Board of Directors from time to time with respect to officers of Kopin.

This offer letter is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this offer letter upon an event and in a manner permitted by Section 409A, to the extent applicable, including the six-month delay for specified employees. Severance benefits under this offer letter are intended to be exempt from Section 409A under the “short-term deferral” exception. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment. In no event may you, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this offer letter to the contrary, in no event shall the timing of the your execution of the Release, directly or indirectly, result in your designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

This offer is contingent upon you not having any other agreement with another employer or similar arrangements that imposes any restriction on your employment with Kopin. By signing below, you certify that you are not a party to any other such agreement and that your acceptance of this offer will not breach any obligation to any other party. If you have such an agreement, please immediately provide a copy to Kopin for review. You further certify that you are not aware of any situation creating or appearing to create a conflict of interest between you and Kopin.

While employed by Kopin, you agree to devote your full time, attention, energy, knowledge, and skills to carrying out your duties and responsibilities, which you promise to perform faithfully, diligently and to the best of your ability. Throughout your employment with Kopin, you will be subject to and required to comply with such policies and procedures as Kopin may establish from time to time, including, but not limited to, those set forth in Kopin’s employee handbook, a copy of which will be provided to you on the first day of your employment with Kopin.

By signing this letter, you understand and agree your employment is “at will,” meaning that either party can terminate the relationship at any time with or without cause and with or without notice. This letter is not intended, nor should it be considered, as a contract of employment. Rather, the terms contained herein are a summary of our initial employment relationship and are subject to later modification by Kopin. Neither length of employment nor any express or implied representations can alter the at-will employment relationship, which can be modified only by a written agreement setting forth a specific term of employment and signed by the Chairman of the Board.

This offer is contingent upon verification of proof of authorization to obtain employment in the United States as required by the Immigration Reform and Control Act of 1986. On your first day of work, please bring two documents with you; one for identification (i.e., driver’s license or state issued identification card with photograph) and one for work authorization (i.e., U.S. birth certificate, U.S. passport, or a social security card without work restrictions).

You acknowledge that this offer letter represents the entire agreement between you and Kopin with respect to the subject matter hereof and supersedes any and all prior agreements or understanding between you and Kopin, whether written or verbal,

This offer letter shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Massachusets without regard to rules governing conflicts of law.

To accept this offer of employment, please sign and date both copies of this letter. Please return one executed copy to Lindi Lee, Human Resources Director. Acceptance of this offer is required no later than July 22, 2022 and is contingent on completion of our standard New Hire processes including acceptable background check and personal references. It is our wish that you will join Kopin Corporation no later than September 1, 2022.

This offer of employment is further contingent upon Kopin receiving from you all required signed new-hire documents, including the attached restrictive covenants agreement.

Sincerely,

/s/ Richard Sneider
Richard Sneider
Chief Financial Officer

Agreed to and accepted by:

/s/ Michael A. Murray
Michael A. Murray

Appendix 1

“Cause” shall mean your: (1) breach of this offer letter or any confidentiality, nonsolicitation, noncompetition or inventions assignment agreement with Kopin and its affiliates; (2) commission of an act of dishonesty, fraud, embezzlement or theft; (3) engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of Kopin and it affiliates; (4) failure to perform satisfactorily the material duties of your position (other than by reason of disability) after receipt of a written warning from the Board; (5) conviction of, or written admission or plea of nolo contendere to, a felony or crime of moral turpitude ; (6) willful contravention of written instructions of the Board of Directors of Kopin or (6) material failure to comply with Kopin code of conduct or employment policies.

“Change in Control” shall mean:

(i) The acquisition by any individual, entity, or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the then outstanding shares of the common stock of the Kopin(“Stock”), or (2) the combined voting power of the then outstanding securities of the Employer ordinarily having the right to vote at elections of directors (“Outstanding Employer Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control under this paragraph(i): (A) any acquisition directly from the Employer (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Employer or by any corporation controlled by the Employer; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer; or (D) any acquisition by any corporation pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (1), (2) and (3) of paragraph (iii) below are satisfied; or

(ii) Individuals who, as of the date hereof or of the most recent renewal hereof, constitute the Kopin Board of Directors (the “Incumbent Board”) ceasing for any reason (other than in connection with his or her voluntary resignation or election not to stand for re-election or arising out of a change in the Incumbent Board due to regulatory compliance reasons) to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director (other than a director designated by a Person who has entered into an agreement with the Employer to effect a transaction described in paragraph (i) above or paragraph (iii) below subsequent to the date hereof whose election, or nomination for election by the Employer’s shareholders, was approved by a vote or resolution of at least a majority of the directors then composing the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-1l of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii) The consummation of the transactions contemplated by a resolution of the Board of Directors approving an agreement of consolidation of the Employer with or merger of the Employer into another corporation or business entity in each case, unless, following such consolidation, or merger, (1) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Stock and Outstanding Employer Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Stock and Outstanding Employer Voting Securities, as the case may be, (2) no Person (excluding the Employer, any employee benefit plan (or related trust) of the Employer or such corporation or other business entity resulting from such consolidation or merger) and any Person beneficially owning, immediately prior to such consolidation or merger, directly or indirectly, fifty percent (50%) or more of the Stock or Outstanding Employer Voting Securities, as the case may be, beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of its directors (or other persons having the general power to direct the affairs of such entity) and (3) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of the corporation or other business entity) resulting from such consolidation or merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such consolidation or merger; provided, that any right to receive compensation pursuant to this definition which shall vest by reason of the action of the Board of Directors pursuant to this paragraph (iii) shall be divested upon (A) the rejection of such agreement of consolidation or merger by the stockholders of the Employer or (B) its abandonment by either party thereto in accordance with its terms; or

(iv) The consummation of the transactions contemplated by the adoption by the requisite majority of the whole Board of Directors, or by the holders of such majority of stock of the Employer as is required by law or by the Certificate of incorporation or By-Laws of the Employer as then in effect, of a resolution or consent authorizing (1) the dissolution of the Employer or (2) the sale or other disposition of all or substantially all of the assets of the Employer, other than to a corporation or other business entity with respect to which, following the such sale or other disposition, (A) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the outstanding voting securities of such corporation or other entity to vote generally in the election of its directors (or other persons have the general power to direct its affairs) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Stock and Outstanding Employer Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Stock and/or Outstanding Employer Voting Securities, as the case may be, (B) no Person (excluding the Employer and any employee benefit plan (or related trust) of the Employer or such corporation or other business entity) and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, fifty percent (50%) or more of the Stock and/or Outstanding Employer Voting Securities, as the case may be, beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the then outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct its affairs), and (C) at least a majority of the members of the board of directors or group of persons having the general power to direct the affairs of such corporation or other entity were members of the Incumbent Board at the time of the execution of the initial agreement of action of the Board of Directors providing for such sale or other disposition of assets of the Employer; provided, that any right to receive compensation pursuant to this definition which shall vest by reason of the action of the Board of Directors or the stockholders pursuant hereto shall be divested upon the abandonment by the Employer of such dissolution, or such sale of or other disposition of assets, as the case may be.